State of Delaware
Secretary of State
Division of Corporations
Delivered 05:24 PM 06/18/2004
FILED 05:12 PM 06/18/2004
SRV 040453186 - 3818347 FILE

CERTIFICATE OF INCORPORATION

OF

SIERRA USA COMMUNICATIONS, INC.

The undersigned, in order to form a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Sierra USA Communications, Inc. (the "Corporation").

SECOND: The address of the corporation's registered office in the State of Delaware is: 15 East North Street, Dover, Delaware 19901 and the name of its registered agent at such address is: Incorporating Services, Ltd. in the County of Kent.

THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Michael A. Pollner
One Logan Square
Philadelphia, PA 19103

SIXTH: Subject to the provisions of the General Corporation Law of the State of Delaware, the number of Directors of the Corporation shall be determined as provided by the By-Laws.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, except as specifically stated therein.

EIGHTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders

or directors. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders except for (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (or any successor provision of Delaware law), or (iv) any transaction from which the director derived any improper personal benefit; and the directors of the Corporation shall be entitled, to the full extent permitted by Delaware law, as amended from time to time, to the benefits of provisions limiting the personal liability of directors.

ELEVENTH: The Corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, or any successor provision of Delaware law.

The undersigned, being the incorporator named below, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate and does hereby declare and certify that it is his act and deed and the facts stated herein are true, and accordingly does hereunto execute this certificate of incorporation on this 18th day of June, 2004.

Name: Michael A. Pollner
Title: Incorporator